Exhibit 4(a)(20)

AMENDMENT NUMBER 1 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NUMBER 1 TO ASSET PURCHASE AGREEMENT (the “Amendment”) is made as of the [    ]th day of June 2005 by and between ViryaNet Limited, an Israeli limited liability Company (“Parent”) and ViryaNet PTY Ltd., an Australian limited liability company wholly owned (either directly or indirectly by Parent) (“Buyer”) on one side and Mr. Mark Hosking, an Australian resident (“Hosking”), Hosking Family Trust, an Australian Family Trust (“HFT”), e-Wise Unit Trust, an Australian trading unit trust conducting business under a registered trading name “e-Wise Solutions” (“e-Wise”) and e-Wise Holdings Pty Ltd. an Australian limited liability company (“e-Wise Holdings” and collectively with Hosking, HFT and e-Wise, the “Sellers”). Buyer, Parent and each one of the Sellers are each referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS,	The Parties have entered into an Asset Purchase Agreement dated June 1st 2005 (the “Agreement”), and;

WHEREAS,	Under Section 6.5.2.4 of the Agreement, the Closing of the transactions set forth therein is contingent upon the receipt of a consent of the Industry Research and Development Board of the Commonwealth of Australia (the “Board”) to the transfer to the Buyer of all the Intellectual Property Rights developed under an R&D Start Program Grant Agreement entered by and among the Sellers and the Board (the “Consent”), and;

WHEREAS,	as of the date hereof all the conditions to Closing, except for the receipt of the Consent were met, and;

WHEREAS,	the Parties with to amend the terms and conditions of the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound hereby, hereby agree as follows:

1.	CERTAIN DEFINITIONS.

Capitalized terms used herein shall have the meaning ascribed to such terms under the Agreement.

2.	RECEIPT OF CONSENT

The Parties agree that the Intellectual Property Rights developed under the above mentioned R&D grant, as specified in Appendix L of the Disclosure Schedule, and only such Intellectual Property Rights (the “Excluded Intellectual Property Rights”), shall not be transferred to the Buyer as of the Closing of the Agreement.

The Sellers warrant, undertake and covenant to take all actions necessary or required in order to obtain the Consent, and to notify the Buyer immediately upon the receipt of thereof or any communication from the Board with respect thereof.

Immediately upon the receipt of the Consent, the Excluded Intellectual Property shall be transferred to the Buyer in accordance with the terms and conditions of the Agreement.

3.	ADJUSTMENT OF CONSIDERATION

In the event that the Consent is not obtained at or prior to the date of the issuance of the Component Two Consideration, the Component Two Consideration shall be reduced and shall be equal to such number of non-registered Parent Ordinary Shares, having an aggregate Agreed Value of up to additional six hundred and fifty thousand U.S. Dollars (U.S$650,000) or a portion of such number, determined in accordance with the terms and conditions of the Agreement.

4.	GENERAL

All other terms and conditions of the Agreement shall remain in full force and effect unless amended hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as a sealed instrument as of the date first above written.

VityaNet Limited

By:

ViryaNet PTY Ltd.

By:

e-Wise Holdings PTY Ltd.

By:

e-Wise Solutions

By:

Hosking Family Trust

By:

Mark Hosking

AMENDMENT NUMBER 2 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NUMBER 2 TO ASSET PURCHASE AGREEMENT (the “Amendment”) is made as of the 28th day of June 2005 by and between ViryaNet Limited, an Israeli limited liability Company (“Parent”) and ViryaNet PTY Ltd., an Australian limited liability company wholly owned (either directly or indirectly by Parent) (“Buyer”) on one side and Mr. Mark Hosking, an Australian resident (“Hosking”), Hosking Family Trust, an Australian Family Trust (“HFT”), e-Wise Unit Trust, an Australian trading unit trust conducting business under a registered trading name “e-Wise Solutions” (“e-Wise”) and e-Wise Holdings Pty Ltd. an Australian limited liability company (“e-Wise Holdings” and collectively with Hosking, HFT and e-Wise, the “Sellers”). Buyer, Parent and each one of the Sellers are each referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS,	The Parties have entered into an Asset Purchase Agreement dated June 1st 2005, as amended on June 14, 2005 (the “Agreement”), and;

WHEREAS,	the Parties wish to amend the terms and conditions of the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound hereby, hereby agree as follows:

1.	CERTAIN DEFINITIONS.

Capitalized terms used herein shall have the meaning ascribed to such terms under the Agreement or in Amendment Number 1 thereto as the case may be.

2.	COMPONENT TWO CONSIDERATION

Notwithstanding the terms and conditions set forth in Section 3.1.2 of the Agreement, Parent may, in its sole discretion and at any time by no later than October 15, 2005, issue to e-Wise the shares representing the Component Two Consideration (as reduced herein) prior to the end of the Term, as defined in Section 3.1.2 of the Agreement and regardless of the achievement of the Milestone or the compliance with the other terms and conditions for the payment of the Component Two Consideration set forth in the Agreement.

Should Parent exercise such right, the Component Two Consideration shall be reduced by 10% and shall be composed of such number of non-registered Parent Ordinary Shares, having an aggregate Agreed Value of six hundred and thirty thousand U.S. Dollars (U.S$630,000).

The Sellers waive any claim with respect to the balance between the Component Two Consideration as originally specified in the Agreement, and the reduced value of the Component Two Consideration as a result of the Parent exercise of its right set forth above.

3.	GENERAL

All other terms and conditions of the Agreement shall remain in full force and effect unless amended hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as a sealed instrument as of the date first above written.

VityaNet Limited

By:

ViryaNet PTY Ltd.

By:

e-Wise Holdings PTY Ltd.

By:

e-Wise Solutions

By:

Hosking Family Trust

By:

Mark Hosking

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

VIRYANET PTY LTD.

VIRYANET LIMITED

AND

MARK HOSKING

E-WISE HOLDINGS PTY LTD.

E-WISE UNIT TRUST

HOSKING FAMILY TRUST

DATED AS OF JUNE, 1, 2005

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of the 1th day of June 2005 by and between ViryaNet Limited, an Israeli limited liability Company (“Parent”) and ViryaNet PTY Ltd., an Australian limited liability company wholly owned (either directly or indirectly by Parent) (“Buyer”) on one side and Mr. Mark Hosking, an Australian resident (“Hosking”), Hosking Family Trust, an Australian Family Trust (“HFT”), e-Wise Unit Trust, an Australian trading unit trust conducting business under a registered trading name “e-Wise Solutions” (“e-Wise”) and e-Wise Holdings Pty Ltd. an Australian limited liability company (“e-Wise Holdings” and collectively with Hosking, HFT and e-Wise, the “Sellers”). Buyer, Parent and each one of the Sellers are each referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS,	e-Wise in engaged in the Business, as defined below, and;

WHEREAS,	e-Wise Holdings is the sole trustee of e-Wise, and;

WHEREAS,	HFT is the sole beneficial owner of the unit trusts of e-Wise;

WHEREAS,	Hosking is the sole shareholder of e-Wise Holdings and the sole Trustee of HFT, and;

WHEREAS,	the Buyer wishes to purchase from the Sellers and the Sellers wish to sell and assign to the Buyer assets and certain defined liabilities of Sellers that relate to the Business;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound hereby, hereby agree as follows:

1.	CERTAIN DEFINITIONS.

1.1.	“Affiliate” means with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person.

1.2.	“Agreed Value” means a price per Parent Ordinary Share equal to the average of the closing price of Parent Ordinary Shares on The Nasdaq SmallCap Market for the 25 trading days prior to the issuance date of any such Ordinary Share.

1.3.	“Assets” means all of the assets, properties, business, goodwill and rights of every type, nature and description, real, personal and mixed, tangible and intangible (except Excluded Assets), that are both (a) owned (individually or jointly), leased, licensed or otherwise authorized for use by any of the Sellers and (b) used, held for use or intended for use primarily in, or that arise primarily out of, the conduct or operation of the Business, including all right, title and interest of the Sellers in and to the following insofar as they relate primarily to the Business (or, in the case of the Transferred Intellectual Property, cover or are embodied in the technology or processes that relate primarily to the Products or primarily to the operation of the Business), which include, without limitation:

1.3.1.	rights in respect of the real property leased by the Sellers;

1.3.2.	furniture, fixtures, machinery and other interests in tangible personal property;

1.3.3.	business information - copies of all books, ledgers, records, files, invoices, billing records and documentation of Sellers, held for use or intended for use primarily with respect to the Business, the Assets or the Assumed Contracts, in any form or medium;

1.3.4.	employee information - all data relating to the Employees and material, non-performance review-related records that are reasonably necessary to manage the Transferred Employees after the Closing;

1.3.5.	Transferred Intellectual Property;

1.3.6.	Third Party Licenses;

1.3.7.	sales and promotional literature, customer and supplier lists and correspondence, other distribution lists and other sales-related materials;

1.3.8.	all rights under the Assumed Contracts;

1.3.9.	franchises, certificates, permits, licenses, agreements, waivers, approvals and authorizations from or with any Governmental Authority;

1.3.10.	Transferred Equipment;

1.3.11.	business software –all the software that is used, held for use or intended for use in the Business that is licensed to Sellers and is installed on personal computers forming part of the Transferred Equipment, and the license agreements governing use of the such software;

1.3.12.	Accounts Receivable (except for those accounts receivable specified as “Excluded Assets”);

1.3.13.	the Products;

1.3.14.	any and all rights to any of the foregoing.

1.4.	“Business” means any and all operations and activities of Sellers related to the design, development, marketing, sales and support (including service support) or other commercial use of the Products or the Services.

1.5.	“Closing” and “Closing Date” have the meanings set forth in Section 6.1.

1.6.	“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

1.7.	“Customer(s)” shall mean the entities which are parties to the Customer Contracts.

1.8.	“Equipment” means hardware (including computers), office equipment and telecommunications equipment and the peripherals and cables (other than cables which comprise infrastructure) thereto.

1.9.	“Excluded Assets” means:

1.9.1.	the minute books, stock ledgers unit ledgers and Tax records of Sellers;

1.9.2.	all rights of Sellers under this Agreement;

1.9.3.	Certain account receivable specified as excluded assets in the Disclosure Schedule.

1.9.4.	any other assets identified by the Buyer in writing prior to the Closing.

1.10.	“Governmental Authority” means any Australian or foreign, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body and any instrumentality of any of the foregoing.

1.11.	“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all worldwide rights and interests pertaining to or deriving from:

1.11.1.	patents, copyrights, mask work rights, technology, know-how, processes, methods, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;

1.11.2.	trademarks, trade names, service marks, service names, brands, trade dress and logos and the goodwill and activities associated therewith;

1.11.3.	rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

1.11.4.	any and all registrations, applications, recordings, licenses and common-law rights relating to any of the foregoing; and

1.11.5.	all actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

1.12.	“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

1.13.	“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation and other responsibilities of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

1.14.	“Lien” shall mean any mortgage, easement, sublease, license, tenancy, covenant, right-of-way, option, right of first offer or first refusal, restriction, right of occupancy, conditional sale agreement or other title retention agreement, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease or charge of any kind;

1.15.	“Losses” means any losses, claims, damages and Liabilities (including without limitation interest, penalties and reasonable attorneys’ fees).

1.16.	“Material Adverse Effect” means any long-term or short-term effect that is materially adverse to (a) the Business, the Assumed Contracts or the Assets, or (b) the ability of Sellers to perform their respective obligations under this Agreement, including consummation of the transactions contemplated hereby;

1.17.	“Other Transferred Intellectual Property” means any Intellectual Property Rights, other than the Transferred Trademarks, Transferred Copyrights or Transferred Trade Secrets, owned or authorized for use with respect to moral rights individually or jointly by Sellers that relate primarily to the Products or primarily to the operation of the Business.

1.18.	“Person” means an individual, company, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, or other entity, domestic or foreign, including a government or political subdivision or an agency or instrumentality thereof.

1.19.	“Products” shall mean all software Products of Sellers, including versions of such product currently under development, including without limitation “Focus”.

1.20.	“Services” all the services provided by the Sellers in connection with the Business, including without limitations, development, maintenance and support services for or in connection with the Products;

1.21.	“Tax” or “Taxes” shall mean all taxes, duties, unclaimed property or other similar assessments, including but not limited to, income, excise, property, sales, value added, goods and services, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, franchise taxes, prohibited transactions, windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any national, federal, state or local judicial, legislative, executive or regulatory authority, and including any interest, penalties and additions attributable thereto.

1.22.	“Third Party Licenses” means licenses from third parties for computer software contained in the Products or used in the conduct of the Business or the Services, all as set forth in Section 1.22 of the Disclosure Schedule.

1.23.	“Transferred Copyrights” means registered and unregistered copyrights and copyright registrations in the Products owned by Sellers, all as set forth in Section 1.23 of the Disclosure Schedule;

1.24.	“Transferred Documentation” means, collectively, all written materials (and machine-readable text subject to human-readable display or printout, but excluding software) that are owned by Sellers and that relate to Transferred Software, the Products or the Services. Transferred Documentation shall include the technical information set forth in Section 1.24 of the Disclosure Schedule and any other documentation used or produced in, or associated with, the development, maintenance or marketing of any of the Transferred Software, the Products or the Services, including design or development specifications, knowledge bases, flow charts, error reports, support call reports, bug tracking reports and related correspondence and memoranda.

1.25.	“Transferred Equipment” means all Equipment (and related Transferred Documentation) owned, leased or otherwise authorized for use by Sellers and used, held for use or intended for use in the Business.

1.26.	“Transferred Intellectual Property” means all right, title and interest in and to (i) the Transferred Trademarks; (ii) the Transferred Copyrights; (iii) the Transferred Trade Secrets, and (iv) the Transferred Software and (v) Other Transferred Intellectual Property

1.27.	“Transferred Software” means all of the computer software, including source code and object code, that is owned by Sellers and used, held for use or intended for use in connection with the Business, including as set forth in Section 1.27 of the Disclosure Schedule.

1.28.	“Transferred Trademarks” means the trademarks (including registrations and applications therefor), service marks, brand names, certification marks, trade dress, other indications of origin, business names, trade names, and assumed names and any other intangible rights or privileges of a nature similar to any of the foregoing, that are used by Sellers primarily in connection with the Business, including as set forth in Section 1.28 of the Disclosure Schedule.

1.29.	“Transferred Trade Secrets” means confidential information, trade secret and know-how rights owned individually or jointly by Sellers, or developed by Sellers’ employees or contractors, that are embodied in any Products or Services (software or otherwise), inventions, formulae, test information, market surveys, know-how, methods, algorithms, product and manufacturing specifications and processes, processing procedures or research and development information primarily related to the Products and any and all rights to any of the foregoing, including as set forth in Section 1.29 of the Disclosure Schedule.

2.	PURCHASE AND SALE.

2.1.	Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement and in reliance on the representations, warranties and agreements of Sellers at the Closing, Sellers shall, jointly and severally, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest in and to the Assets, free and clear of all Liens.

2.2.	Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume, and from and after the Closing shall be obligated to pay, perform and discharge when due (i) Liabilities arising under the Assumed Contracts, provided that such Liabilities are specified in Section 2.2 of the Disclosure Schedule (ii) the Liabilities arising out of the employment of the Transferred Employees after the Closing with Buyer, (iii) the accrued entitlements of the Transferred Employees in respect of untaken annual and long service leave as at the Closing Date (referred to herein as the “Leave Liabilities”) and (iv) other Liabilities listed and described in Section 2.2 of the Disclosure Schedule. The Liabilities described in clauses (i) through (iv) are referred to herein as the “Assumed Liabilities”.

2.3.	Exclusion of Liabilities. Notwithstanding any provision of this Agreement, and regardless of any disclosure to Buyer, Sellers shall retain, and shall be fully responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any of the following Liabilities: (i) Liabilities for, or related to any obligation for, any Tax assessed with respect to the Business as conducted prior to the Closing Date; (ii) Liabilities under, arising out of, or relating to, each Benefit Plan, and the employment and/or termination of employment of each Employee or any other employee related to the Business, in each case on or prior to the Closing (whether or not such Liabilities are due and payable as of such date) but excluding the Leave Liabilities and with respect to each employee of Sellers that is not a Transferring Employee, such Liabilities that arise after the Closing Date; (iii) Liabilities of Sellers relating to indebtedness for borrowed money (excluding accounts payable) and guarantees by Sellers of indebtedness for borrowed money, unless such Liabilities are specifically described in Section 2.2 of the Disclosure Schedule; (iv) Liabilities arising primarily out of the operation or conduct by Sellers of any business other than the Business; (v) any Liabilities of the Sellers other than the Assumes Liabilities and (vi) Liabilities of Sellers arising under this Agreement (collectively, the “Excluded Liabilities”).

2.4.	Delivery of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Sellers shall (i) execute and deliver to Buyer all such assignments, instruments, consents and other documents as shall be necessary to effectively transfer to Buyer all of Sellers’ right, title and interest in, to and under, or in respect of, the Assets, including without limitation the Bill of Sale and Assignment and Assumption Agreement attached as Exhibits A and B hereto; and (ii) deliver to Buyer possession of, and title to, the Assets, free and clear of all Liens.

2.5.	Each one of the Sellers shall be jointly and severally liable for the performance of all Sellers obligations hereunder.

3.	CONSIDERATION.

3.1.	Consideration. In consideration for the Assets and the performance of the obligations of Sellers under this Agreement, and in reliance upon the representations and warranties hereunder, the Buyer shall pay e-Wise a consideration as follows:

3.1.1.	Component One Consideration. At the Closing e-Wise will be issued such number of non-registered Ordinary Shares, par value NIS 1.0 per share, of the Parent (“Parent Ordinary Shares”) having an aggregate Agreed Value of seven hundred thousand U.S. Dollars (US$700,000) (the “Component One Consideration”).

3.1.2.	Component Two Consideration. Subject to (a) the achievement by the Buyer of audited revenues of two million and thirty thousand US Dollars (US$2,030,000) for the seven months period from June 1, 2005 to December 31, 2005 (the “Term”), which revenues shall be composed of (i) revenues generated from the Assumed Contracts, (ii) new contracts to be entered into by the Buyer, and (iii) revenues from an agreement entered into with Integral Energy that is projected to generate US$330,000, during the Term (collectively, the “Milestone”), (b) Mark Hosking’s employment with the Buyer has not terminated by the Buyer or by Hosking as set forth below during the initial twelve months period following the Closing, and subject to the other terms and conditions specified herein, e-Wise will be issued by no later than the later of the first anniversary of the Closing Date, or such other date on which Buyer’s audited financial statements for the year 2005 will be executed, such number of non-registered Parent Ordinary Shares, having an aggregate Agreed Value of up to additional seven hundred thousand U.S. Dollars (U.S$700,000) (the “Component Two Consideration”). In the event that during the initial twelve months period following the Closing (i) Mark Hosking voluntarily terminates his employment (other than for demotion which shall result with substantial adverse changes in his employment terms and status in the Buyer) or (ii) the Buyer terminates Mark Hosking’s employment for cause under one of the circumstances set forth in Section 8.2 of the employment agreement between Buyer and Mark Hosking executed as of the date hereof , no portion of the Component Two Consideration will be paid.

In the event that Buyer achieves at least 75% of the Milestone, the Component Two Consideration shall be adjusted on a pro-rata basis (as an example, if Buyer achieves 90% of the Milestone the Component Two Consideration shall be 90% of US$700,000 and shall be equal to US$630,000). If less than 75% of the Milestone is achieved, no Component Two Consideration shall be paid.

3.1.3.	Notwithstanding anything to the contrary contained herein, in the event claims for Losses have been asserted by Parent or Buyer for breach of covenants or obligations hereunder or for any untrue representation provided by the Sellers under this Agreement, Parent may set-off any amounts which may become payable as part of the Component Two Consideration and any amounts due under the Loan, as defined in Section 7.10, against amounts so claimed by Parent or Buyer.

3.1.4.	Notwithstanding anything to the contrary herein, in the event that the aggregate number of Parent Ordinary Shares issuable to e-Wise pursuant to Sections 3.1.1 and 3.1.2 exceeds 19.9% of Parent’s issued share capital as of the Closing Date, the Component Two Consideration shall be reduced, without any alternative compensation or consideration, such that the aggregate number of Parent Shares issuable under such Sections equals to not more that 19.9% of Parent’s issued share capital as of the Closing Date.

The consideration outlined in this Section 3.1 shall be referred to herein, collectively, as the “Consideration”.

3.2.	Delivery of Component One Consideration. As soon as possible following the Closing Date, Parent shall deliver to e-Wise a Parent stock certificate representing the Component One Consideration pursuant to Section 3.1.1 hereof.

3.3.	Delivery of Component Two consideration. As soon as practicable following the determination of the Sellers entitlement for the Component Two consideration or any portion thereof, and subject to the Parent rights under section 3.1.4 above, Parent shall deliver to e-Wise a Parent stock certificate representing the Component Two Consideration or the portion thereof as the case may be.

3.4.	Legends. It is understood that the certificates evidencing the Parent Ordinary Shares issued to e-Wise, whether issued as part of the Component One Consideration or Component Two Consideration, shall bear one or all of the following legends:

3.4.1.	“These securities have not been registered under the Securities Act of 1933, as amended (the “Act”). They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required.”

3.4.2.	“The holder of this security registered with the Company is that which is noted on the face of this security. Such holder has entered into an agreement with the Company in which such holder has agreed not to sell, offer to sell, pledge, hypothecate or otherwise transfer the shares represented by this security for a limited period of time.”

3.4.3.	Any legend required by the “blue sky” or securities laws of any state.

4.	REPRESENTATIONS AND WARRANTIES OF SELLERS.

The Sellers, jointly and severally, represent and warrant to Buyer and Parent that each of the statements contained in this Section 4 (including any Schedules hereto) is true and correct as of the date hereof and will be true and correct as of the Closing Date as though made then, subject to the applicable disclosures and qualifications specifically specified in the Disclosure Schedule attached hereto.

4.1.	Organization, Power and Standing. e-Wise Holdings is a corporation duly organized, validly existing and in good standing under the laws of Australia. e-Wise is a trading unit trust duly formed and established under the laws of Australia. Each one of e-Wise Holdings and e-Wise has all power (corporate or other) and authority required to carry on the Business and to own the Assets. e-Wise is qualified to transact business in the states specified in Section 4.1 of the Disclosure Schedule. e-Wise is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any other jurisdiction. Neither e-Wise nor e-Wise Holdings own, directly or indirectly, any interest in any entity. Hosking Family Trust is the sole beneficiary of e-Wise trust units and Hosking owns all issued and outstanding e-Wise Holdings’ shares, and such shares and trust units are free and clear of any Liens. e-Wise Holdings conducts its business and all other actions and activities solely as e-Wise’s trustee and it does not conducts any other activities neither for its own account or on behalf of other parties.

4.2.	Charter Documents; Records. The Sellers have delivered to Buyer accurate and complete copies of: (A) e-Wise Holdings’ Memorandum and Articles of Association and e-Wise’s Unit Trust Agreement, including all amendments thereto (the “Charter Documents”); (B) e-Wise Holdings’ share records and e-Wise’s unit records; and (C) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of e-Wise Holdings’ shareholders and e-Wise’s unit holders, e-Wise Holdings’ Board of Directors and all committees of the Board of Directors. There have been no formal meetings or other proceedings of e-Wise Holdings shareholders, board of directors any committee thereof or of e-Wise’s trust unit holders that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Charter documents, nor has e-Wise Holdings taken any action that is inconsistent with any resolution adopted by its shareholders, its board of directors or any committee thereof, nor has e-Wise taken any action that is inconsistent with any resolution adopted by its trust unit holders. The share records, trust unit records, minute books and other records of e-Wise and e-Wise Holdings are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices. Without derogating from the generality of the above all transfers of e-Wise Holdings’ shares and e-Wise’s trust units of from Mr. Duane Rodgers to Hosking were made in accordance with e-Wise Holdings and e-Wise Charter Documents and any applicable law and Contract.

4.3.	Power and Authority Relative to Sale of Purchased Assets. Each one of the Sellers has full power and authority (corporate or other) and has taken all required actions (corporate or others) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required or contemplated hereby (including the approval of e-Wise unit holders and e-Wise Holdings’ board of directors and shareholders) and none of such actions will violate any law, rule, regulation, statute or ordinance applicable to Sellers, violate any provisions of the Charter Documents, or result in any material breach of, or material default under, any Contract, instrument, order or judgment to which any of the Sellers is a party or by which any of the Assets may be bound. No other proceedings (corporate or others) on the part of Sellers are necessary to authorize this Agreement and all other documents or instruments required or contemplated hereby.

4.4.	Valid and Binding Obligation. This Agreement has been and, when executed at the Closing, each other instrument or agreement to be executed and delivered by Sellers in accordance herewith will have been, duly and validly executed by Sellers and will constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.

4.5.	Title to Assets. Full and accurate details of the Assets are contained in Section 4.5 of the Disclosure Schedule. Sellers have sole, exclusive, valid and marketable title to the Assets, free and clear of any Liens. With respect to the Assets that are leased, the Sellers are in compliance with all material provisions of such leases, such leases are valid and binding, and the Sellers hold leasehold interests in such Assets free and clear of all Liens. At the Closing in accordance with this Agreement, Buyer will receive free and clear of any Liens, sole, exclusive, valid and marketable title to the Assets. The Assets (together with Seller’s rights under the Assumed Contracts) comprise substantially all of the assets and rights of every type and description used for the conduct of the Business and are adequate to enable Buyer to operate and conduct the Business immediately after Closing in substantially the same manner as the Business has heretofore been conducted by Sellers.

4.6.	Account Receivable. Section 4.6 of the Disclosure Schedule provides an accurate and complete breakdown of all accounts receivable, notes receivable and other receivables of the Sellers as of the Closing Date (“Accounts Receivable”). All Accounts Receivable (including those Accounts Receivable that have arisen since December 31, 2004 and have not yet been collected) (i) represent valid obligations of Customers of the Sellers arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and, to the Sellers’ best knowledge, will be collected in full when due, without any counterclaim or set off.

4.7.	Equipment; All material items of Equipment are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate and sufficient for the conduct of the Business in the manner in which such business is currently being conducted. A True and accurate list of the Equipment is set forth in Section 4.7 of the Disclosure Schedule.

4.8.	Intellectual Property.

4.8.1.	(i) The Sellers owns, free and clear of all Liens, claims and restrictions the Transferred Intellectual Property, and (ii) such Transferred Intellectual Property does not infringe upon or violate any right, Lien, or claim of others, including without limitation, the Sellers present or former employees or the former employers of all such persons. The Sellers are not currently obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of the Business.

4.8.2.	Any and all Intellectual Property Rights of any kind which has been developed or is currently being developed by any of the Seller or any of its employees, contractors or consultants (including prior employees, contractors or consultants) are in the ownership of the Sellers and included in the Transferred Intellectual Property. The Sellers have taken security measures to protect the secrecy and confidentiality of all the Sellers Intellectual Property Rights, which measures are reasonable and customary in the industry in which the Sellers operates. Each Person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Transferred Intellectual Property, including without limitations Surpac Software, has entered into a written non-disclosure and intellectual property assignment agreement with the Sellers regarding ownership and treatment of the Sellers Intellectual Property Rights.

4.8.3.	The Sellers have not received any communications alleging that any of the

Sellers have violated or by conducting the Business as currently conducted, would violate, any Intellectual Proprietary Rights of any other Person or entity. The sellers have not received notice nor there are otherwise aware of any infringement of or conflict with asserted rights of others, with respect to any of the Transferred Intellectual Property, or of any facts, or assertion of any facts, which would render any of the Transferred Intellectual Property invalid or unenforceable.

4.8.4.	None of the Sellers’ employees, officers or directors are obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such persons’ best efforts to promote the interests of the Sellers’ Business or that would conflict with the Sellers’ Business as conducted and as proposed to be conducted. Neither the execution nor delivery of the Agreement, nor the carrying on of the Sellers’ Business by employees of the Sellers, nor the conduct of the Sellers’ Business as proposed to be conducted, will conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any Contract, covenant or instrument under which any of the Sellers’ employees, officers or directors is now obligated.

4.8.5.	Transferred Intellectual Property constitutes all of the Intellectual Property Rights necessary to enable the Buyer to conduct the Business in the manner in which such business has been and is being conducted by the Sellers. Except as set forth in Section 4.8.5 of the Disclosure Schedule, the Sellers have not licensed any of the Transferred Intellectual Property or the Transferred

Software, nor have the Sellers entered into any covenant not to compete or Contract limiting their ability to exploit fully any of the Transferred Intellectual Property or to transact business in any market or geographical area or with any Person.

4.8.6.	Transferred Intellectual Property is specified in full in the Disclosure Schedule.

4.9.	Financial Statements.

4.9.1.	e-Wise’s consolidated audited financial statements as of December 31, 2004, respectively, and the related audited statements of operations for the periods then ended (collectively, the “Financial Statements”) are attached as Exhibit C hereof.

4.9.2.	The Financial Statements are accurate and complete in all material respects and present fairly the financial position of e-Wise as of the respective dates thereof and the results of operations of e-Wise for the periods covered thereby. The Financial Statements have been prepared in accordance with Australian generally accepted accounting principles consistently applied throughout the periods covered and comply with the requirements of all applicable Australian regulations. The Financial Statements shall contain a report prepared by Seller’s auditor, which details the differences between US GAAP and Australian GAAP with respect to the financials provided. The report shall include, at a minimum, (1) the procedures performed to identify such differences, (2) a detailed description of each identified difference and (3) for any identified differences other than revenue recognition the US dollar amount of each difference.

4.9.3.	All proper and necessary books of account, minute books, registers and records have been maintained by e-Wise, are in its possession and contain accurate information relating to all material transactions to which e-Wise has been a party.

4.9.4.	A complete list of e-Wise’s accounts payables as of the Closing Date is set forth in Section 4.9.4 of the Disclosure Schedule.

4.10.	Absence of Changes. Except as set forth in Section 4.10 of the Disclosure Schedule, since December 31, 2004:

4.10.1.	There has not been any material adverse change in e-Wise business, prospects, operations, assets, Liabilities, debts, work force or its condition (financial or otherwise) and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect;

4.10.2.	There has not been any material Loss, damage or destruction to, or any material interruption in the use of, any of e-Wise Assets (whether or not covered by insurance);

4.10.3.	e-Wise has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of unit trusts, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities or trust units;

4.10.4.	there has been no amendment to the Charter Documents;

4.10.5.	e-Wise has not made any capital expenditure which, when added to all other capital expenditures made on behalf of e-Wise since such date, exceeds $10,000;

4.10.6.	e-Wise has not amended or prematurely terminated, or waived any material right or remedy under, any Assumed Contract;

4.10.7.	e-Wise has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with e-Wise ‘s past practices;

4.10.8.	e-Wise has not written off as uncollectible, or established any extraordinary reserve with respect to, any Account Receivable or other indebtedness;

4.10.9.	e-Wise has not made any pledge of any of its Assets or otherwise permitted any of its Assets to become subject to any Lien;

4.10.10.	e-Wise has not (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

4.10.11.	e-Wise has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employees;

4.10.12.	There has been no resignation or termination of employment of any officer or key employee of e-Wise;

4.10.13.	e-Wise has not changed any of its methods of accounting or accounting practices in any respect;

4.10.14.	e-Wise has not made any Tax election;

4.10.15.	e-Wise has not commenced or settled any Legal Proceeding;

4.10.16.	e-Wise has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices; and

4.10.17.	e-Wise has not agreed or committed to take any of the actions referred to in clauses (4.10.1) through (4.10.16).

4.11.	Legal Proceedings; Orders.

4.11.1.	The Sellers are not, and have not been, involved in any Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves the Business or any of the Assets, the Assumed Contracts, the Employees or any Person whose Liability e-Wise has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Sellers’ best knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

4.11.2.	There is no order, writ, injunction, judgment or decree to which the Sellers, or any of the Assets or the Assumed Contracts, is subject. To the Sellers’ best knowledge, no officer or other employee of the Sellers is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business.

4.12.	Agreements and Trading.

4.12.1.	All the Contracts to which the Sellers are parties in relation to the Business (including instruments, leases, licenses, arrangements,

or undertakings of any nature, written or oral) are listed in Section 4.12.1 of the Disclosure Schedule (the “Assumed Contracts”).

4.12.2.	All of the Assumed Contracts are in full force and effect and to the best knowledge of the Sellers no invalidity of or grounds for rescission, avoidance or repudiation of any of the Assumed Contracts exists, and the Sellers have not received any notice of any intention to terminate any such Contracts.

4.12.3.	The Sellers and all third parties with whom they have transacted business have performed in all respects all of their material obligations under the Assumed Contracts. No party to any of the Assumed Contracts is in breach or in default in any respect of its material obligations thereunder. No party to any of the Assumed Contracts has made a claim to the effect that the Sellers have failed to perform a material obligation thereunder.

4.12.4.	There are no agreements, promises or understandings in force restricting the competitive freedom of the Sellers to provide and take goods and services by such means and from and to such individuals or entities as it may from time to time think fit.

4.12.5.	The Sellers have delivered to Buyer accurate and complete copies of all written Assumed Contracts, including all amendments thereto. Section 4.12.1 of the Disclosure Schedule provides an accurate description of the terms of each Assumed Contracts that is not in written form. Each Assumed Contracts is valid and in full force and effect, and, to the Sellers’ best knowledge, is enforceable in accordance with its terms.

4.12.6.	Except as set forth in Section 4.12.6 of the Disclosure Schedule:

4.12.6.1.	the Sellers have not violated or breached, or committed any material default under, any Assumed Contract, and, to the Sellers’ best knowledge, no other Person has violated or breached, or committed any material default under, any Assumed Contract;

4.12.6.2.	no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Assumed Contract, (B) give any Person the right to declare a material default or exercise any remedy under any Assumed Contract, (C) give any Person the right to accelerate the maturity or performance of any Assumed Contract, or (D) give any Person the right to cancel, terminate or modify any Assumed Contract;

4.12.6.3.	the Sellers have not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Assumed Contract; and

4.12.6.4.	the Sellers have not waived any of their rights under any Assumed Contract.

4.12.7.	No Person is renegotiating, or has a right pursuant to the terms of any Assumed Contract to re-negotiate, any amount paid or payable to the Sellers under any Assumed Contract or any other material term or provision of any Assumed Contract.

4.12.8.	The Assumed Contracts identified in Section 4.12.1 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Sellers to conduct its business in the manner in which its business is currently being conducted.

4.12.9.	Section 4.12.9 of the Disclosure Schedule identifies and provides a brief description of each material proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Sellers regarding the Business, which is still pending.

4.12.10.	Section 4.12.10 of the Disclosure Schedule provides an accurate description and breakdown of the Sellers’ backlog as of the Closing Date under Assumed Contract.

4.13.	Capital Expenditure and Commitments. Except as disclosed in Section 4.13 of the Disclosure Schedule or in the Financial Statements:

4.13.1.	Since the date of the most current Financial Statements, the Sellers have not undertaken to make any material capital commitment, expenditure or purchase in excess of $10,000 or $20,000 in the aggregate.

4.13.2.	The Sellers are not parties to any material hire, hire purchase, credit sale or conditional sale agreement or any Contract providing for payment on deferred terms in respect of Assets.

4.13.3.	The Sellers are not in breach of any material obligation under any material deed, agreement or transaction to which they are a party, and to the best of their knowledge, no third party that has transacted business with the Sellers is in breach of any of its material obligations under any material deed, agreement, or transaction.

4.14.	Compliance with Legal Requirements.

4.14.1.	The Sellers have carried on the Business in all material respects in accordance with all applicable laws and regulations, and in accordance with the Charter Documents, and, the Sellers are not in violation or default with respect to any statute, regulation, order, decree, or judgment of any court or any governmental agency, and Sellers have been granted and there are now in force all material approvals, consents, and licenses necessary for the carrying on the Business in the places and in the manner in which it is now carried on. The Sellers are not aware of any circumstances which evidence or indicate that any such approvals, consents or licenses are likely to be suspended, canceled, revoked or not renewed.

4.14.2.	All documents required to be filed with or delivered to the applicable governmental authorities in respect of the Business have been properly filed or delivered in a timely manner.

4.15.	Governmental Authorizations. Section 4.15 of the Disclosure Schedule identifies each Governmental Authorization held by the Sellers, and the Sellers have delivered to Buyer accurate and complete copies of all such Governmental Authorizations. Such

Governmental Authorizations are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Sellers to conduct the Business in the manner in which it is currently being conducted. The Sellers are and have been in substantial compliance with the terms and requirements of the respective Governmental Authorizations. The Sellers have not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

4.16.	Tax Matters.

4.16.1.	The Sellers Financial Statements make full provisions for all Taxes for which the Sellers were then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into, and, except as otherwise set forth in Section 4.16.1 of the Disclosure Schedule the Sellers promptly paid or fully provided in their books of account for all Taxes for which they have or may hereafter become liable or accountable in the period from the date of commencement of the Business to the Closing Date.

4.16.2.	Except as otherwise set forth in Section 4.16.1 of the Disclosure Schedule the Sellers have at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on them, or to which any claim, deduction, allowance or relief made, claimed by or afforded to them was made subject, under any legislation relating to Taxes.

4.16.3.	The Sellers are not aware of any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Government Body in relation to their Liability or accountability for Taxes, any claim made by them, any relief, deduction, or allowance afforded to them, or in relation to the status or character of the Sellers under or for the purpose of any provision of any legislation relating to Taxes.

4.17.	Employees.

4.17.1.	Full particulars of all the officers, employees, contractors and consultants of the Sellers (each, an “Employee”), including their present compensation packages, their dates of hire and their positions, are disclosed in Section 4.17.1 of the Disclosure Schedule, which particulars show all material benefits including, without limitation, salaries, directors’ fees, social benefits, vacation and sick leave, long service leave, bonuses, commissions, profit shares, automobile, reimbursement of expenses and benefits in kind (“Benefits”) payable or which the Sellers are bound to provide (whether now or in the future) to each officer, employee, contractor and consultant of the Sellers and are true, accurate and complete.

4.17.2.	No key employee of the Sellers has been dismissed in the six months period prior to the Closing Date or has given notice of termination of his employment.

4.17.3.	Except as set forth in Section 4.17.3 of the Disclosure Schedule, there are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums, redundancy or severance benefits or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any officer or former officer or employee or former employee of the Sellers or for the benefit of the dependents of any such individual.

4.17.4.	All the Benefits to which any officer or former officer or employee or former employee of the Seller is or may be entitled including, inter alia, severance pay, leave and health, have been paid or adequately provided for in the Sellers’ Financial Statements.

4.17.5.	None of the Sellers’ employees, directors, officers or consultants hold any options, warrant or any other convertible securities to purchase any of e-Wise Holdings securities or e-Wise trust units.

4.17.6.	Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Sellers (whether or not under any option plan (written or oral), or increase the benefits payable under any agreement or option plan (written or oral) or result in any acceleration of the time of payment or vesting of any such benefits, except as provided therein.

4.17.7.	No Employee is not fully available to perform work because of disability or other leave.

4.17.8.	The Sellers are in compliance in all material respects with all applicable legal requirements, awards and certified agreements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

4.17.9.	The Sellers are not aware of any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business; nor are the Sellers aware of any controversies, strikes, slowdowns or work stoppages pending or threatened between the Sellers and any of their employees. As of the Execution Date, none of the Sellers employees has notified the Sellers of any intention to terminate his or her employment with the Sellers, or his or her intention not to be employed by the Buyer.

4.17.10.	Sellers have listed on Section 4.17.10 of the Disclosure Schedule and delivered or made available to Buyer a true, complete and current copy of each benefit, employment, personal services, collective bargaining, compensation, deferred compensation, incentive, bonus, pension, retirement benefits, dependents’ pension, government approved pension scheme, profit sharing, severance, accelerated termination or severance entitlement, vacation, time-off, perquisite, superannuation plans, awards and certified agreements and other similar agreement, plan, policy and other arrangement (and any amendments thereto) (or written descriptions in the case of oral arrangements), (i) covering one or more current Employees or officers of Sellers, currently maintained by Sellers (each, a “Benefit Plan”).

4.18.	Insurance.

4.18.1.	Full and accurate details of the Sellers’ insurance policies are contained in Section 4.18.1 of the Disclosure Schedule, including such policies as are required under the Sellers’ Customers Contracts.

4.18.2.	The Sellers have the benefit of adequate insurance against all risks and Losses usually insured against by entities carrying on the same or a similar business and (without prejudice to the generality of the foregoing) for the full replacement or reinstatement value of all its assets of an insurable nature and against accident, damage, injury, third party Loss (including product liability) with a well established and reputable insurer.

4.18.3.	The Sellers have not done anything or suffered any damage which has rendered or might render any policies of insurance taken out by them void or voidable or which might result in an increase in premiums and the Sellers have complied with all conditions attached to such policies.

4.18.4.	There is no claim outstanding under any of such policies nor, to the best of the Sellers’ knowledge, are there any circumstances likely to give rise to such a claim.

4.19.	Related Party Transactions. Except as set forth in Section 4.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party had at any time any direct or indirect interest in any material asset used in or otherwise relating to the Business; (b) no Related Party has entered into, or has had any direct or indirect financial interest in, any Assumed Contract, transaction or business dealing involving the Business; (c) no Related Party is competing, or had at any time competed, directly or indirectly, with the Business; and (d) no Related Party has asserted any claim or right against the Sellers. For purposes of this Section 4.19 each of the following shall be deemed to be a “Related Party”: (i) Mark Hosking; (ii) each individual who is, or who has at any time been, an officer of the Sellers; (iii) each member of the immediate family of each of the individuals referred to in clauses ‘(i)’ and ‘(ii)’ above; and (iv) any trust or other entity in which any one of the individuals referred to in clauses ‘(i)’ ‘(ii)’ and ‘(iii)’ above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

4.20.	Customer Contracts.

4.20.1.	The Customer Contracts listed in Section 4.20.1 of the Disclosure Schedule constitute all of the Contracts with the Customers of the Business to which the Sellers are parties with respect to the Business (“Customer Contracts”).

4.20.2.	Sellers have made available to Buyer a true and accurate status report with respect to each Customer Contracts specifying the outstanding obligations of the parties thereto, which report is attached as an appendix to the Disclosure Schedule.

4.20.3.	Sellers have no knowledge that any party to a Customer Contract will withhold its consent to (i) the assignment to the Buyer of any right under such Customer Contract, or (ii) the delegation to or performance by Buyer of any obligation under such Customer Contract.

4.21.	Sale of Products. All of the Products developed, sold, licensed, leased and delivered by the Sellers have conformed in all respects with all applicable contractual commitments and terms and requirements of all applicable warranties. To the best knowledge of the Sellers, none of the Products developed or sold by the Sellers in connection with the Business: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Product or any product or system containing or used in conjunction with such Product; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Product or any product or system containing or used in conjunction with such Product.

4.22.	Customers and Suppliers. Since January 1, 2005, (x) there has not been any adverse change in the business relationship with any supplier or Customer of the Business, (y) Sellers have not received any material complaints from any Customer concerning the Products and/or Services of the Business nor has it had any of its Products returned by a purchaser thereof, and (z) there has been no dispute between the Sellers and any Customer of the Business and the Seller has not received notice that (i) any

Customer intends to reduce the volume of its business with the Sellers or (ii) any Customer has a warranty claim or a claim for indemnification against the Sellers relating to the Business.

4.23.	Non-Contravention; Consents. Subject to the fulfillment of the conditions precedent to the Sellers, at the Closing neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

4.23.1.	Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any legal requirement or any order, writ, injunction, judgment or decree to which the Sellers, or any of the Assets is subject;

4.23.2.	Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Sellers or that otherwise relates to the Business or to any of the Assets;

4.23.3.	Contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Assumed Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Assumed Contract, (ii) accelerate the maturity or performance of any such Assumed Contract, or (iii) cancel, terminate or modify any such Assumed Contract; or

4.23.4.	Result in the imposition or creation of any Lien upon or with respect to any Asset.

The Sellers are not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of any of the transactions contemplated by this Agreement.

4.24.	Grants. The Sellers have submitted to the Industry Research and Development Board of the Commonwealth of Australia an application for receiving grants and has received approvals for such grants (the “Grants”). A copy of the certificates of approval of the grants and all documents ancillary thereto are attached as an appendix to the disclosure Schedule, which includes a description of the Intellectual Property developed with the support of such Grants. The Sellers are in full compliance with all conditions specified in the certificates of approval for such Grants. There are no obligations to make any payments by way of royalties of otherwise to and third parties with respect to such Grants. The Sellers represents that the Grants were used solely for the development of the Intellectual Property specified in such appendix and not for any other Sellers’ Intellectual Property or other purposes. The Sellers further represent that such Intellectual Property is neither (i) required or necessary for the conduct of the Business, (ii) required or necessary for the Products or the Software used by the Sellers in the conduct of the Business to operate in accordance with the documentation or the specifications thereof, nor (iii) currently used by the Sellers under any Customer Contract or installed under any Customer Contract.

4.25.	Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

4.26.	Full Disclosure. This Agreement (including the Disclosure Schedule) does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

4.27.	Good Faith This Agreement has been negotiated and entered into by all party in good faith.

5.	REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent hereby represents and warrants to Sellers that each of the statements contained in this Section 5 is true and correct as of the date hereof and will be true and correct as of the Closing Date as though made then.

5.1.	Organization, Power and Standing. Parent is a limited liability company duly organized and validly existing under the laws of the State of Israel, with all requisite corporate power and authority to own its properties and to conduct its business as and where its business is now conducted.

5.2.	Power and Authority Relative to Transaction. Parent has full corporate power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required or contemplated hereby and none of such actions will violate any law, rule, regulation, statute or ordinance applicable to Parent, violate any provisions of Parent’s Articles of Association, as amended.

5.3.	Valid and Binding Obligation. This Agreement constitutes, and each other instrument or agreement to be executed and delivered by Parent in accordance herewith will constitute, the valid and legally binding obligation of Parent, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other general laws affecting the rights and remedies of creditors and general principles of equity, whether considered in a proceeding in equity or at law.

5.4.	Valid Issuance. The Parent Ordinary Shares to be issued as part of the Consideration will, when and if issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

5.5.	Due Diligence. The Buyer has performed, solely based on information provided by the Sellers, due diligence with respect to the Sellers (i) financial position, (ii) products, technology, (iii) exiting customer contracts and projects, (iv) employees and (v) plant and equipment. The foregoing, however, does not limit or modify the representations and warranties of the Sellers is Section 3 above or the right of the Buyer to rely thereon.

6.	CLOSING.

6.1.	Closing. The closing (the “Closing”) for the purchase and sale of the Assets shall take place at the offices of the Parent at 2 Willow St Southborough MA promptly upon satisfaction or waiver of each of the conditions set forth in Section 6.5 on or before July 1st, 2005 or on such other date as the Parties may mutually determine (the “Closing Date”).

6.2.	Deliveries by Sellers. At the Closing, Sellers shall deliver to Buyer the following items, the delivery of which shall be a condition to Buyer’s and Parent’s obligation to consummate the transactions contemplated herein:

6.2.1.	a bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”) duly executed by Sellers;

6.2.2.	an assignment agreement in the form attached hereto as Exhibit B (the “Assignment Agreement”) duly executed by Sellers;

6.2.3.	certified copies of resolutions duly adopted by the Board of Directors of e-Wise Holdings approving and authorizing the transactions contemplated in this Agreement, the execution hereof and the performance of all acts required herein;

6.2.4.	certified copies of resolutions duly adopted by the holders of trust units of e-Wise approving and authorizing the transactions contemplated in this Agreement, the execution hereof and the performance of all acts required herein;

6.2.5.	a letter to the Customers of Sellers in the form attached hereto as Exhibit D executed by the Parent Vice President of International sales;

6.2.6.	a letter to the suppliers of Sellers in the form attached hereto as Exhibit E executed by the Parent Vice President of International sales;

6.2.7.	a certificate duly executed by Mr. Hosking certifying that each of the representations and warranties set forth in Section 4 is accurate in all material respects as of the Closing Date, and that the conditions to Buyer’s obligations set forth herein have been duly satisfied;

6.2.8.	a lock-up agreement in the form attached as Exhibit F under which e-Wise shall undertake not to transfer the Parent Ordinary Shares issued as part of the consideration for a period of 12 months after receipt of such Parent Ordinary Shares;

6.2.9.	the executed legal opinion set forth in Section 6.5.2.3 below;

6.2.10.	the executed consent of the Board set forth in Section 6.5.2.4 below;

6.2.11.	all executed consents set forth in Section 6.5.2.5 below;

6.2.12.	the executed audited financial statements set forth in Section 6.5.2.7 below;

6.2.13.	the executed employment agreements set forth in Section 6.5.2.8 below;

6.2.14.	written evidence as to the status of the debts set forth in Section 6.5.2.10 below;

6.2.15.	written evidence as to the removal the Liens set forth in Section 6.5.2.11 below; and

6.2.16.	executed assignment of Intellectual Property Rights signed by all the Sellers’ Employees.

6.2.17.	executed Change of Business Details form, under the Business Names Act 1962 Section 12 (1), (2), (4) in order to transfer the business name “e-Wise Solutions” to the Buyer.

and Sellers shall have taken all steps necessary to put Buyer in custody, possession and control of all of the Assets in Sellers’ possession or control. Simultaneously with the consummation of the transactions contemplated hereby, Sellers will put Buyer into full possession and enjoyment of all tangible Assets.

6.3.	Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following items, the delivery of which shall be a condition to Sellers’ obligation to close the transactions contemplated herein:

6.3.1.	The Assignment Agreement and Bill of Sale duly executed by duly executed by Buyer;

6.3.2.	a certificate, in form and substance reasonably acceptable to the Sellers, executed by an officer of Parent, certifying that each of the representations and warranties set forth in Section 5 is accurate in all material respects as of the Closing Date, and that the conditions to obligations of the Sellers set forth herein have been duly satisfied.

6.3.3.	As soon as practicable following the Closing the Parent shall deliver to the Sellers the Parent share certificate representing the Component One Consideration.

6.4.	Simultaneous Closing. All actions taken at the Closing shall be deemed to be performed simultaneously. The Parties shall deliver such additional documents and take such additional actions as may be reasonably necessary to complete the transactions contemplated hereby.

6.5.	Closing Conditions.

6.5.1.	Conditions to Each Party’s Obligations

The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived, in whole or in part, by the parties:

6.5.1.1.	The absence of any effective injunction, writ, or preliminary restraining order of a court of competent jurisdiction directing that the transactions provided for herein not be consummated.

6.5.1.2.	No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted which may materially affect the transactions contemplated hereunder.

6.5.2.	Conditions to Obligations of Buyer. Buyer’s obligations to consummate the transactions contemplated herein are subject to the fulfillment prior to or on the Closing Date, of each of the following conditions:

6.5.2.1.	Representations, Covenants. The representations and warranties of Sellers contained in this Agreement shall be true and correct when made and as of the Closing Date and Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

6.5.2.2.	Closing Deliveries. Sellers shall have satisfied each of its delivery obligations set forth in Section 6.2 hereof.

6.5.2.3.	Sellers shall have delivered to Buyer the executed legal opinion of Vadarlis and Associates, counsels to the Sellers, in form and substance reasonably acceptable to Buyer’s counsel.

6.5.2.4.	Seller shall have received the consent of the Industry Research and Development Board of the Commonwealth of Australia (the “Board”) to the transfer to the Buyer all the Intellectual Property Rights developed under R&D Start Program Grant Agreement entered by and among the Sellers and the Board.

6.5.2.5.	Sellers shall have received consent to the assignment of the applicable Assumed Contracts from the applicable parties to such Assumed Contracts, and shall provided to the Buyer copies of such consents.

6.5.2.6.	No event shall have occurred which in the reasonable opinion of Buyer may have a Material Adverse Effect.

6.5.2.7.	Parent shall have received the audited Financial Statements of e-Wise for the year ended on December 31, 2004 in accordance with Australian GAAP, and such audited financial statements shall not include any material adjustments to the corresponding audited Financial Statements.

6.5.2.8.	All the key employees listed in Section 6.5.2.8 of the Disclosure Schedule have entered into an employment agreement with the Buyer.

6.5.2.9.	Not less than 80% of the Employees, excluding the key employees, have entered into an employment agreement with the Buyer.

6.5.2.10.	The Sellers have reduced the aggregate debts to the Australian tax authorities including those under the agreement with the tax authorities dated March 15, 2005 (and including those payments due on June 30, 2005) and the Commonwealth Bank of Australia, such that such debts shall be in an amount not exceeding AUD 450,000 as of the Closing date, out of which not more that AUD 225,000 will be due to the Australian tax authorities (and shall be paid by the Sellers not later than June 20, 2005), and have provided to the Buyer reasonably satisfactory written confirmations from the Australian tax authorities and the Commonwealth Bank of Australia with respect to such outstanding debts as of the Closing and as of the repayment dates following the Closing (for the avoidance of any doubt, such debts shall be Excluded Liabilities and shall not be assumed by the Buyer).

6.5.2.11.	The Sellers have removed the Liens registered over the assets of e-Wise Holdings in favor of the Commonwealth Bank of Australia.

6.5.3.	Conditions to Obligations of Sellers. Sellers’ obligations to consummate the transactions contemplated herein are subject to the fulfillment prior to or on the Closing Date, of each of the following conditions:

6.5.3.1.	Representations, Covenants. The representations and warranties of Parent contained in this Agreement shall be true and correct when made and as of the Closing Date and Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

6.5.3.2.	Closing Deliveries. Parent shall have satisfied each of its delivery obligations set forth in Section 6.3 hereof.

7.	COVENANTS.

7.1.	Employee Matters.

7.1.1.	At any time on or prior to the Closing Date or anytime thereafter, Buyer may in its sole discretion elect to offer employment to Seller Employees. The Seller Employees that accept Buyer’s offer of employment shall (i) cease to be employees of Seller (and their employment with Seller will terminate), and (ii) become employees of Buyer, in each case, as of their respective employment commencement date with Buyer (“Commencement Date”). Such employees are referred to as the “Transferred Employees”. Sellers shall use their best endeavours to procure all of the Employees receiving offers of employment from the Buyer, shall accept those offers by the Closing Date. Buyer shall be solely responsible for all wages and other compensation (including bonuses, incentive payments and commissions) accruing after the Commencement Date with respect to the Transferring Employees. Sellers shall be responsible for all wages or salary entitlements (and amounts received by way of salary sacrifice), bonuses and commissions payable under the Transferred Employees employment agreements, including without limitation, for vacation days, superannuation, sick leave and long service leave for Transferred Employees prior to the Commencement Date. Sellers shall be responsible for the payment of any and all termination of employment payments, severance or redundancy payments to Sellers Employees who do not accept Buyer offer of employment for any reason and for Transferred Employees, to the extent such payments become due and payable to the Transferred Employees under agreement or under applicable law.

7.1.2.	Buyer agrees to employ each Transferring Employee at a rate of pay at least equal to the employee’s rate of pay in effect on the Closing Date. Transferred Employees shall receive options to purchase Parent Ordinary Shares as customary in Buyer for employees in similar positions. Each of the Transferred Employees will receive credit for the length of his or her employment with Sellers in respect of any benefit plans in which such Transferring Employee is entitled to participate pursuant to the terms of his or her offer letter with Buyer.

7.1.3.	Nothing contained herein, expressed or implied, is intended to confer upon any employee or any beneficiary of any employee any benefits under any benefit plans, programs, policies or other arrangements, including, but not limited to, severance benefits or right to employment or continued employment with Buyer for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Section 7.1, are for the sole benefit of the Parties to this Agreement and are not for the benefit of any third party.

7.1.4.	Work-related claims. Without derogating from the above, the Sellers will be responsible for and must indemnify the Buyer against all claims, costs and expenses associated with or made in respect of any workers’ compensation claim lodged by any Transferred Employee where and to the extent that such claim is founded upon an event or circumstance proven to have occurred during the claimant’s employment with the Sellers or otherwise arises out of the claimant’s employment with the Sellers, irrespective of whether such claim is lodged before or after Closing Date.

7.1.5.	Superannuation

Provided that: (a) at least 10 Business Days before to the Closing Date, the Sellers inform the Buyer of all necessary information required to comply with this clause; and (b) the superannuation fund that the Sellers last contributed to on behalf of each Employee, will accept contributions from the Buyer; and (c) that fund complies with all applicable superannuation legislation; from the Closing Date, the Buyer will continue to contribute to that superannuation fund subject to any right of a Transferred Employee to direct that contributions be made into a fund of their own nomination.

7.2.	Further Actions. From and after the Closing Date, Sellers shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer of those business relationships of Seller existing prior to the Closing Date and part of the Business, including relationships with Customers and suppliers of the Business to ensure a smooth transition of the Business.

7.3.	Best Efforts. Subject to the other provisions of this Agreement, the Parties hereby shall each use their best efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Sale and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof. Without derogating from the generality of the above, Sellers shall take all actions necessary for the transfer of the Assets and the ownership thereof to the Buyer, including without limitations procure transfer of any Intellectual Property Rights of Sellers Employees or contractors in connection with the Business to the Buyer.

7.4.	Conduct of e-Wise Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers agree to conduct the Business, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due (including accounts payable), and, to the extent consistent with such business, to preserve intact its present business organizations, use reasonable efforts to keep available the services of its present officers and key employees and preserve the relationships with its Customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Sellers at the Closing Date Time. The Sellers shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of the Sellers and any material event involving the Sellers that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing Date. In addition to the foregoing, the Sellers shall not, without the prior written consent of Buyer, from and after the date of this Agreement:

7.4.1.	cause or permit any amendments to the Charter Documents;

7.4.2.	make any expenditures or enter into any commitment or transaction exceeding US$10,000 individually or US$20,000 in the aggregate.

7.4.3.	pay, discharge, waive or satisfy, in an amount in excess of US$10,000 in any one case, or US$20,000 in the aggregate, any claim, Liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business or of Liabilities reflected or reserved against in the Financial Statements;

7.4.4.	declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property);

7.4.5.	increase the salary or other compensation payable or to become payable to any officer, director, Employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, in each case other than in the ordinary course of business and except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

7.4.6.	other than pursuant to standard end-user agreements, sell, lease, pledge, assign, license or otherwise dispose of or grant any security interest in any of the Assets, including without limitation the sale of any accounts receivable;

7.4.7.	waive or release any right or claim, including any write-off or other compromise of any account receivable;

7.4.8.	other than pursuant to standard end-user agreements, sell, lease, license or transfer to any Person or entity any rights to any Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Intellectual Property with any Person or entity or with respect to any Intellectual Property of any Person or entity, (ii) purchase or license any Intellectual Property or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any Person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties set or charged to its Customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Sellers;

7.4.9.	enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Products or technology of the Sellers;

7.4.10.	enter into any agreement to purchase or sell any interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease agreements; or

7.4.11.	amend or otherwise modify (or agree to do so), or violate the terms of, any of the Assumed Contracts;

7.4.12.	enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees;

7.4.13.	enter into any strategic alliance, Affiliate agreement or joint marketing arrangement or agreement;

7.4.14.	hire, promote, demote or terminate any Employees, or encourage any Employees to resign;

7.4.15.	cancel, amend or renew any insurance policy; or

7.4.16.	take, or agree in writing or otherwise to take, any of the actions described in Sections 7.4.1 through 7.4.15 hereof, or any other action that would (i) prevent the Sellers from performing, or cause the Company not to perform its covenants hereunder, (ii) cause or result in any of the Sellers’ representations and warranties contained herein being untrue or incorrect or (iii) take or agree to take any action that would have a Material Adverse Effect.

7.5.	Accounts Receivable. Following the date hereof, Sellers shall not collect any amounts under any of the Accounts Receivable without the prior written consent of Parent. Notwithstanding, to the extent that any such Accounts Receivable are paid, the payment thereunder shall become part of the Assets to be assumed by Buyer, unless otherwise agreed by Parent in writing.

7.6.	Tax Liability. Each party shall be responsible for all its respective tax obligations deriving from the transactions contemplated in this Agreement.

7.7.	Access to Information. Between the date hereof and the Closing Date, Sellers will give Parent and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other authorized representatives, access to all Employees, Customers, plants, and other facilities and to all books and records of Sellers as Parent may reasonably require, and will cause its officers to furnish Parent with such financial and operating data and other information with respect to the business and properties of Sellers as Parent may from time to time reasonably request.

7.8.	Public Announcements. Sellers shall not issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Parent’s prior written consent.

7.9.	No Shop. Sellers agree that the “exclusivity” provisions set forth in the term sheet dated May 2005 (the “Term Sheet”) between Sellers and Parent shall continue in full force and effect until the earlier of (i) 60 days from the date hereof, or (ii) the closing of this agreement or the earlier termination thereof.

7.10.	Repayment of Debt to e-Wise Unit Trust. Buyer covenants to repay to e-Wise the loan provided by e-Wise Unit Trust in an aggregate amount of 345,000 US Dollars, which is assumed by the Buyer under the Assumed Liabilities hereunder (the “Loan”), in six equal installments (each in an amount equal to 57,500 US Dollars to be paid on the last day of each calendar quarter with the first payment made on 30 September 2005 and the last payment made on 31 December 2006. The outstanding amount of the Loan shall bear interest at a rate of 5% accrued on an annual basis from the Closing date until each repayment date.

Notwithstanding anything else to the contrary, Buyer may set-off any payment obligations due under the Loan against any claims of creditors or other third parties for payments or the performance of any Excluded Liability.

7.11.	Payment and Performance of Excluded Liabilities. Sellers undertake to pay and perform all payments and other obligations with respect to the Excluded Liabilities, and with respect to the debts set forth in Section 6.5.2.10 when due (including following the Closing), and to indemnify and hold Buyer or Parent harmless against any claim or demand for payment or performance of obligation with respect to such debts or an Excluded Liability by third parties.

Notwithstanding anything else to the contrary, Buyer may set-off any payment obligations due under the Component Two consideration to the extent earned or the Loan against any claims of creditors or other third parties for payments or the performance of any Excluded Liability.

In addition to the above, in the event that the Sellers fail to pay on time (including following the Closing) its outstanding debts to the Australian

Tax Authorities or to the Commonwealth Bank of Australia set forth in Section 6.5.2.10, the Buyer shall have the right, but no obligation, to pay such debts to the applicable creditors and to set-off any amounts so paid against its obligations to repay the Loan.

7.12.	Prohibited Activities. Each of the Sellers covenants and agrees that it shall not in the state of Australia, or anywhere else in the world for a period commencing on the Closing Date and terminating on the fifth anniversary of the Closing Date (the “Restricted Period”):

7.12.1.	own any interest in, manage, operate, join, control or be connected with any Person that is engaged in a business competing with the Business as acquired by the Buyer (“Competing Business”); or

7.12.2.	create, support or provide to any third Person any services or products for use by that third Person in the field of the business conducted by the Buyer;

7.12.3.	provide assistance (whether directly or through an other party) to enable a third Person to create, support or obtain any products for use in the field of the business conducted by the Buyer;

8.	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

8.1.	Survival. An obligation to pay indemnification arising out of claims described as a result of a breach of Sections 4.1, 4.8 or 4.16 shall survive the Closing indefinitely. In the case of all other claims based upon the inaccuracy or breach of a representation or warranty, the obligation to pay indemnification arising out of such claims shall commence on the Closing Date and end on the fourth anniversary of the Closing Date. The periods of survival of the representations and warranties as stated above in this Section 8.1 are referred to herein as the “Survival Period.” The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. Except as otherwise provided herein, the covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

8.2.	Indemnification of Buyer by Seller. In addition to its obligations under Section 8.1 hereof, and without derogating from Section 3.1.4 above, Sellers agree, jointly and severally, to indemnify, defend and hold Buyer harmless from and against any and all Losses that Parent or its officers, directors, employees or Affiliates may suffer, sustain, incur or become subject to arising out of or relating or due to: (i) any use or disposition by Sellers of the Assets on or prior to the Closing Date; or (iii) any other Liability of Sellers arising on or prior to the Closing Date or arising after the Closing Date which are not expressly assumed by the Buyer pursuant to this Agreement or after the Closing.

8.3.	Indemnification of Seller by Buyer. Parent agrees to indemnify, defend and hold Sellers harmless from and against any and all Losses that Sellers or their officers, directors, employees or Affiliates may suffer, sustain, incur or become subject to arising out of or relating or due to any use or disposition by Buyer of the Assets after the Closing Date except as relates to any claim for which Seller must indemnify Parent under Section 8.2 hereof.

8.4.	Procedure for Indemnification. Any party (the “Indemnified Party”) making a claim for indemnification hereunder shall notify the other party (the “Indemnifying Party”) of the claim in writing, describing the claim, the amount thereof, and the basis therefor. The Indemnifying Party shall respond to each such claim within thirty (30) days of receipt of such notice. If such demand is based on a claim by a third party, the Indemnifying Party shall have the right to assume control of the defense thereof, including, at its own expense, employment of counsel satisfactory to the Indemnified Party, and, in connection therewith, the Indemnified Party shall reasonably cooperate to make available to the Indemnifying Party all pertinent information under its control. No settlement may be made by any Indemnifying Party without the consent of the Indemnified Party, unless such settlement only requires the payment of money damages and such amounts are paid in full by the Indemnifying Party and the Indemnified Party is released from all claims of the relevant third party or parties. The Indemnified Party may, at its own expense, participate in any proceeding relating to any such claims as to which the Indemnifying Party has assumed control pursuant to this Agreement.

9.	TERMINATION.

9.1.	Termination of Agreement. The Parties may terminate this Agreement as provided below:

9.1.1.	Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

9.1.2.	Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event the any Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, (ii) if any court of competent jurisdiction or other federal or state or foreign governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated under this agreement, or (iii) if the Closing shall not have occurred on or before July 1st, 2005, by reason of the failure of any condition precedent under Sections 6.5.1 or 6.5.2 hereof; and

9.1.3.	Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, (ii) if any court of competent jurisdiction or other federal or state or foreign governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated under this agreement, or (iii) if the Closing shall not have occurred on or before July 1st, 2005 by reason of the failure of any condition precedent under Sections 6.5.1 or 6.5.3 hereof.

9.2.	Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

10.	MISCELLANEOUS.

10.1.	Notices. All notices to a Party hereto shall be in writing and delivered in Person or mailed by certified mail, return receipt requested, by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, or sent by Federal Express with receipt showing acceptance signature, to such Party at its address or fax number set forth below (or such other address or number as it may from time to time designate in writing to the other Party):

10.1.1.	If to Buyer:

ViryaNet PTY Ltd.
Unit 1, 661 Nepean Highway
Brighton VIC 3187
With a copy to
Raanan Lerner, Adv.
Meitar Liquornik Geva & Leshem Brandwein, Law Offices
16 Abba Hillel Rd. Ramat Gan 52506
ISRAEL
Tel: +972-3-610-3100
Fax: +972-3-610-3111

10.1.2.	If to Parent

ViryaNet Limited
2 Willow Street
Southborough, MA, 01745
Attention: Samuel Hacohen, Chairman

With a copy to
Raanan Lerner, Adv.
Meitar Liquornik Geva & Leshem Brandwein, Law Offices
16 Abba Hillel Rd. Ramat Gan 52506
ISRAEL
Tel: +972-3-610-3100
Fax: +972-3-610-3111

10.1.3.	If to Sellers:

Mark Hosking
125 South Road
Brighton VIC 3186 Australia
Tel: +61 417 381 468

with a copy to
Vadarlis and Associates
Queen Street Chambers
Level 1 / 262 Queen Street
Melbourne VIC 3000 Australia
Attention: Eric Vadarlis
Tel: +61 3 9670 1244
Fax: +61 3 9670 2182

Notice shall be deemed given upon receipt, on the next business day in the case of Federal Express delivery, and on the third business day after mailing in the case of mailing.

10.2.	Reasonable Assurances. Each Party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as the other Party may reasonably request from time to time in order to effectuate the provisions and purposes of this Agreement. From and after the Closing Date, the Sellers shall cooperate with the Buyer, and shall execute and deliver such documents and take such other actions as the Buyer may reasonably request, for the purpose of evidencing the transactions contemplated by this Agreement and putting the Buyer in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date the Sellers shall if any Asset was inadvertently not transferred to Buyer on the Closing Date, promptly convey such Asset to Buyer in the manner reasonably requested by Buyer.

10.3.	No Waiver. No waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of the Agreement shall operate as a waiver of, or an estoppel with respect to any subsequent or other failure.

10.4.	Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by Buyer and Sellers. No waiver of any term or provision hereof shall be effective unless in writing signed by the Party waiving such term or provision.

10.5.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard as to principles of conflicts of law. Sellers and Buyer hereby irrevocably agrees and consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and in the absence of Federal jurisdiction, state courts within the State of New York, County of New York, for the purposes of any action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties hereto further agrees that service of any process, summons, notice or document by United States registered mail, to such party’s respective address set forth in Section 10.1 shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.5. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6.	Headings, Interpretation. The headings in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, as appropriate. All monetary amounts referenced in this Agreement have been stated in United States dollars.

10.7.	Binding Effect and Benefits; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and assigns, except that this Agreement may not be assigned by either Party (other than by Buyer to one of its present or future Affiliates) without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

10.8.	Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein, which are hereby incorporated by reference) constitute the entire agreement between and among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements (including the Term Sheet), understandings and negotiations, both written and oral, between and among the parties with respect to the subject matter of this Agreement.

10.9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument, and any of the Parties hereto may execute this Agreement by signing any such counterpart.

10.10.	No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any Persons other than Sellers and Buyer and no Person shall assert any rights as third party beneficiary hereunder.

10.11.	Specific Performance. The Parties hereto agree that: (a) in the event of any breach or threatened breach by any Party hereto of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither such other Party nor any other

Indemnified Party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

10.12.	Expenses. Each Party shall bear the expenses incurred by it relating to this Agreement and the transactions contemplated hereby, including without limitation fees and expenses of counsel.

10.13.	Public Announcements. Neither the Seller nor Buyer shall issue, or permit their respective Affiliates to issue any press release or make any public statements with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the Seller or the Buyer, as the case may be, except as may be required by law or the rules and regulations of any national securities exchange or which is requested or required by any regulatory body which asserts jurisdiction over such party, in which case such party (or parties) shall be allowed to make such disclosure provided that the party (or parties) making such disclosure shall notify the other party (or parties) as promptly as practicable.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as a sealed instrument as of the date first above written.

VityaNet Limited

By:
Name:
Title:

ViryaNet PTY Ltd.

By:
Name:
Title:

e-Wise Holdings PTY Ltd.

By:
Name:
Title:

e-Wise Solutions

By:
Name:
Title:

Hosking Family Trust

By:
Name:
Title:

Mark Hosking

LIST OF EXHIBITS

Exhibit A – Bill of Sale

Exhibit B - Assignment and Assumption Agreement

Exhibit C - Financial Statements

Exhibit D - Form of Letter to Customers

Exhibit E – Form of Letter to Suppliers

Exhibit F - Lock-Up Agreement